SECURED PROMISSORY NOTE

$100,000.00	August 4, 2017

FOR VALUE RECEIVED on the above date, Car Charging Group, Inc., a Nevada corporation (“Borrower”), promises to pay to BLNK Holdings LLC, a Delaware limited liability company (“Holder”), the principal sum of One Hundred Thousand Dollars and 00/100 ($100,000.00), together with simple interest at the rate of ten percent (10%) per annum. The entire principal amount and accrued interest is due and payable on the earlier of November 4, 2017 or the closing date of offerings of the Borrower’s securities (whether a registered offering or a private offering) which raises total gross proceeds of at least $2,500,000 (the “Maturity Date”). This Note may be prepaid in whole or in part at any time without penalty or premium.

Borrower hereby assigns, pledges, transfers and grants to Holder a first priority lien on and continuing security interest in all of the Borrower’s assets listed on Exhibit A hereto (collectively hereinafter referred to as the “Collateral”). Borrower shall execute such documents as may be reasonably required by Holder to perfect its security interest in the Collateral (including, without limitation, a financing statement and security agreement). This Note shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the payment in full of amounts due hereunder, (b) be binding upon Borrower and its successors and assigns and (c) inure to the benefit of the Holder and its successors, transferees and assigns. In the event of an uncured default, Holder shall have all of the rights and remedies of a secured party under the Uniform Commercial Code as in effect in the State of Florida. Upon the payment in full of amounts due hereunder, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to Borrower. Upon any such termination, the Holder will execute and deliver to Borrower such documents as Borrower shall reasonably request to evidence such termination. Notwithstanding anything to the contrary, Borrower hereby pledges to the Holder, and creates in the Holder for its benefit, a first priority security interest for such time until all of the obligations are paid in full, in and to all of the property and assets of the Borrower including but not limited to all of the property and assets as set forth in Exhibit A attached hereto, whether presently owned or existing or hereafter acquired or coming into existence, and all additions and accessions thereto and all substitutions and replacements thereof (collectively, the “Pledged Property”).

Borrower acknowledges and agrees that should a proceeding under any bankruptcy or insolvency law be commenced by or against the Borrower, or if any of the Collateral should become the subject of any bankruptcy or insolvency proceeding, then the Holder should be entitled to, among other relief to which the Holder may be entitled under hereunder and/or applicable law, an order from the court granting immediate relief from the automatic stay pursuant to 11 U.S.C. Section 362 to permit the Holder to exercise all of its rights and remedies pursuant to this Note and/or applicable law. THE BORROWER EXPRESSLY WAIVES THE BENEFIT OF THE AUTOMATIC STAY IMPOSED BY 11 U.S.C. SECTION 362. FURTHERMORE, THE BORROWER EXPRESSLY ACKNOWLEDGES AND AGREES THAT NEITHER 11 U.S.C. SECTION 362 NOR ANY OTHER SECTION OF THE BANKRUPTCY CODE OR OTHER STATUTE OR RULE (INCLUDING, WITHOUT LIMITATION, 11 U.S.C. SECTION 105) SHALL STAY, INTERDICT, CONDITION, REDUCE OR INHIBIT IN ANY WAY THE ABILITY OF THE HOLDER TO ENFORCE ANY OF ITS RIGHTS AND REMEDIES UNDER THIS NOTE AND/OR APPLICABLE LAW. The Borrower hereby consents to any motion for relief from stay that may be filed by the Holder in any bankruptcy or insolvency proceeding initiated by or against the Borrower and, further, agrees not to file any opposition to any motion for relief from stay filed by the Holder. The Borrower represents, acknowledges and agrees that this waiver is knowingly, intelligently and voluntarily made, that neither the Holder nor any person acting on behalf of the Holder has made any representations to induce this waiver, that the Borrower has been represented (or has had the opportunity to he represented) in the signing of this Note and in the making of this waiver by independent legal counsel selected by the Borrower and that the Borrower has discussed this waiver with counsel.

Borrower agrees to pay all costs and expenses incurred by Holder in connection with the collection of any and all sums due or payable hereunder, including, without limitation, reasonable attorneys’ fee and costs to outside counsel, or to preserve or protect any rights of Holder pursuant to this Note. The remedies of Holder shall be cumulative and concurrent, and may be pursued singly, successively and together at the sole discretion of Holder, and may be exercised as often as occasion therefor shall occur, and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release of the same. Borrower waives presentment for payment, demand, notice of demand, notice of nonpayment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note. The words “Holder” and “Borrower” whenever occurring herein shall be deemed and construed to include the respective representatives, successors and assigns of Holder and Borrower and the singular shall include the plural. No waiver of any non-payment or other default hereunder shall be considered valid unless in writing and signed by Holder, and no such waiver shall be deemed a waiver of any subsequent non-payment or default, irrespective of whether such non-payment or other default shall be of the same or similar nature.

This Note may not be amended or modified, nor shall any waiver of any of the provisions hereof be effective, except by an instrument in writing executed by Holder. Borrower have executed this Note as principal and not as surety or accommodation party. Should any provision of this Note be held to be illegal or unenforceable, the balance of the document shall be construed as if the illegal or unenforceable provision were not included.

This instrument shall be construed according to and governed by the laws of the State of Florida without regard to conflicts of law principles, except to the extent that those laws may be preempted by the laws of the United States of America. Borrower and Holder consent to the personal jurisdiction of the Federal or state courts located in the State of Florida and agree that venue shall be proper and the forum shall be convenient in Miami-Dade County, Florida, as selected by the holder of this Note, if suit is filed to enforce, interpret or construe this Note.

All notices required or permitted hereunder shall be in writing, delivered by hand, certified mail, postage prepaid, return receipt requested or by verified overnight delivery, and shall be deemed made upon actual receipt by the party to whom addressed.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of August 11, 2017.

BORROWER:

Car Charging Group, Inc.

By:	/s/ Michael Calise
Michael Calise, CEO

EXHIBIT A

DEFINITION OF COLLATERAL

For the purpose of securing prompt and complete payment and performance by the Borrower (hereinafter the “Company”) of all of the obligations under the Note, the Company unconditionally and irrevocably hereby grants to the Holder (hereinafter the “Secured Party”) a continuing first priority security interest in and to, and lien upon, the following pledged property of the Company:

(a) all cash, negotiable instruments, escrow funds, bank accounts, assets of all subsidiaries, shares of stocks of all subsidiaries, contract rights, prepaid expenses and claims;

(b) all goods of the Company, including, without limitation, machinery, equipment, computer, furniture, furnishings, fixtures, signs, lights, tools, parts, supplies and motor vehicles of every kind and description, now or hereafter owned by the Company or in which the Company may have or may hereafter acquire any interest, and all replacements, additions, accessions, substitutions and proceeds thereof, arising from the sale or disposition thereof, and where applicable, the proceeds of insurance and of any tort claims involving any of the foregoing;

(c) all inventory of the Company, including, but not limited to, all goods, wares, merchandise, parts, supplies, finished products, other tangible personal property, including such inventory as is temporarily out of Company’s custody or possession and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing;

(d) all contract rights and general intangibles of the Company, including, without limitation, goodwill, trademarks, trade styles, trade names, leasehold interests, partnership or joint venture interests, patents and patent applications, copyrights, deposit accounts whether now owned or hereafter created;

(e) all documents, warehouse receipts, instruments and chattel paper of the Company whether now owned or hereafter created, including without limitation all files, records, books of account, business papers and computer programs;

(f) all accounts and other receivables, instruments or other forms of obligations and rights to payment of the Company (herein collectively referred to as “Accounts”), together with the proceeds thereof, all goods represented by such Accounts and all such goods that may be returned by the Company’s customers, and all proceeds of any insurance thereon, and all guarantees, securities and liens which the Company may hold for the payment of any such Accounts including, without limitation, all rights of stoppage in transit, replevin and reclamation and as an unpaid vendor and/or lienor, all of which the Company represents and warrants will be bona fide and existing obligations of its respective customers, arising out of the sale of goods by the Company in the ordinary course of business;

(g) to the extent assignable, all of the Company’s rights under all present and future authorizations, permits, licenses and franchises issued or granted in connection with the operations of any of its facilities; and

(h) all products and proceeds (including, without limitation, insurance proceeds) from the above-described Pledged Property.